Calculation of Filing Fee Table

Exhibit 107

Form S-1

(Form Type)

TV Channels Network Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock (2)(3)	457(o)	1,437,500	$6.00	$8,625,000	$153.10 per $1,000,000	$1,320.49
	Equity	Common Stock (3)(5)	457(o)	2,550,550	$6.00	$15,303,300	$153.10 per $1,000,000	$2,342.94
	Equity	Representative’s Warrants (4)	457(g)			-	-	-

	Total Offering Amounts:							$3,663.42
	Total Fee Offsets:							$0.00
	Net Fee Due:							$3,663.42

(1)Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)Pursuant to Rule 416 of the Securities Act, the shares of common stock registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(4)No fee required pursuant to Rule 457(g) under the Securities Act.

(5)The registration statement also covers the resale under a separate resale prospectus (the “Resale Prospectus”) by selling stockholders of the registrant of up to 2,550,550 shares of common stock previously issued to the selling stockholders as named in the Resale Prospectus. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act.